Exhibit 16.1

KPMG LLP	Tel +44 (0) 161 246 4000
Audit	Fax +44 (0) 161 246 4040
1 St Peter’s Square
Manchester M2 3AE
United Kingdom

Securities and Exchange Commission

Washington, D.C. 20549

10 April 2019

Ladies and Gentlemen

We are currently principal accountants for Innospec Inc. (the “Company”) and, under the date of February 20, 2019 we reported on the consolidated financial statements of Innospec Inc. as of and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018. In addition, on February 15, 2018, our predecessor firm, KPMG Audit Plc reported on the consolidated financial statements of Innospec Inc. as of and for the year ended December 31, 2017. On April 5, 2019 we gave notice of our intention to resign as Innospec Inc.’s independent registered public accounting firm to the audit committee, in advance of the audit for the year ended December 31, 2019. We will cease providing assurance services to the Company in 2019 after the Company has filed the First Quarter 2019 10-Q and has concluded its annual meeting of stockholders to be held on May 8, 2019 or as soon as practicable thereafter once a new independent registered public accounting firm has been appointed.

We have read Innospec Inc.’s statements included under Item 4.01 of its Form 8-K dated April 11, 2019, and we agree with such statements.

Very truly yours,

KPMG LLP

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL

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‘Regulatory Information’ under ‘About/About KPMG’ at www.kpmg.com/uk

Document Classification—KPMG Confidential